Exhibit 10.22

TeleNav, Inc.

950 DeGuigne Drive

Sunnyvale, California 94085-3900

Tel: (408) 245-3800 / Fax: (408) 245-0238

March 28, 2012

Michael W. Strambi

Re: Retention Letter

Dear Mike:

The Board of Directors of TeleNav, Inc, (“The Company” or “TeleNav”) believes that management succession planning is important. As a result, the Board believes that it is appropriate to plan for the retirement or departure of the Company’s Chief Financial Officer, although the current Company employee holding such title has not given his resignation from such position. In the spirit of management succession planning, TeleNav is very pleased to offer you the position of Vice President of Finance, Chief Financial Officer and Treasurer (such roles collectively, “CFO”), reporting to HP Jin, TeleNav’s CEO, and Joseph Zaelit, the Chairman of the Board’s Audit Committee on the following terms, effective on the date that the Chief Financial Officer of the Company as of the date of this letter ceases to hold such position.

Your compensation will consist of base salary and incentive compensation. Your base salary compensation shall be Twenty Thousand and Eight Hundred Thirty-Three Dollars and Thirty-Three Cents ($20,833.33) per month, less payroll deductions and all required withholdings. You will have an incentive compensation target of Fifty Percent (50%) per year based upon your base annual salary, which for the first calendar year you serve as CFO shall be prorated from the date you become CFO and your then current incentive compensation target will remain in effect for the other portion of the calendar year. Incentive compensation will be based upon the achievement of TeleNav business objectives, currently the Company’s Key Performance Indicators and additional objectives as agreed between you, the CEO and the Compensation Committee of the Board, thereafter revised annually, less payroll deductions and all required withholdings. You will be paid base salary semi-monthly and you will be eligible for the following Company benefits per our standard plans and policies: medical insurance, dental and vision insurance, FSA account participation, 401(k) participation with Company match, vacation, sick leave and holidays, as well as other benefits generally available to executive officers of the Company. Details about these benefit plans are available for your review. You will be paid incentive compensation in accordance with the Company’s normal incentive compensation payment processes and upon attainment of the business objectives as determined each year.

As equity compensation, we will recommend that the Board grant you an option to purchase 150,000 shares of the Company’s common stock (subject to normal Board practices for the approval of such stock options). The exercise price of such option shall be the fair market value of the stock which will be determined by reference to the closing sales price for our stock (or the closing bid, if no sales were reported) as quoted on the Nasdaq Stock Market on the date the option is granted. Such options will commence vesting on the date you become CFO and shall vest at the rate of One Forty-Eighth (1/48) of the remaining Shares per month for a period of forty-eight (48) months. The option will be subject to the terms and conditions of the TeleNav option plan.

In addition, we will recommend that the TeleNav board of directors grant you a Restricted Stock Unit (RSU) equivalent to 20,000 shares of TeleNav Stock, which will vest quarterly on the date the trading window opens after the Company’s earnings release over a period of sixteen (16) calendar quarters commencing on the date you become CFO. We anticipate that you will enter into an irrevocable election relating to the units to permit the payment of required taxes upon vesting of the Units.

By executing this retention letter, you agree that the vested and unvested options to acquire the Company’s common stock with a per share exercise price of $11.00 of higher (the “Out of the Money Options”) that you hold on the date you become CFO shall be cancelled without separate consideration and shall be of no further force or effect. In the event that you have exercised any portion of the Out of the Money Options prior to the date you become CFO, your 150,000 share grant as set forth above shall be reduced by the number of shares you have exercised and you shall receive a bonus equal to the difference between the fair market value on the date of grant of the new option and the exercise price you paid on the Out of the Money Options.

In addition to the terms of this Letter, upon execution of this Letter, you shall enter into the Executive Employment Agreement attached as Exhibit 1.

During your employment with TeleNav after becoming CFO, you shall initially accrue vacation at the current rate to which you are entitled immediately prior to becoming CFO, increasing by one day per year for each year of employment on the anniversary of your initial employment with TeleNav.

As a TeleNav employee, you will be expected to abide by Company rules and regulations, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with a Proprietary Information and Inventions Agreement, which prohibit unauthorized use or disclosure of TeleNav proprietary information. A copy of that Agreement is included with this letter.

As a result of the senior level nature of your role, you will be offered an amended and restated Company standard Indemnification Agreement that reflects your promotion and will be expected to comply with all reporting and regulatory requirements related to the Company’s status as a publicly traded company. You acknowledge that upon your appointment as CFO, you will become subject to Section 16 of the Securities Exchange Act of 1924, as amended. You also acknowledge that you will serve as the Company’s Chief Accounting Officer, as such term is defined in the rules and regulations adopted by the Securities and Exchange Commission.

As an exempt salaried employee, you will be expected to work hours as required by the nature of your work assignments. During the period of your employment, you will not, without the express written consent of the Company, engage in any other employment or business activity, including, without limitation, consulting of any kind, which may interfere with your work for the company. Notwithstanding anything to the contrary, employee may perform services for friends, family, etc. on a limited basis outside of work hours. Employee warrants that such activities will be minor in nature and will not interfere with or compromise employee’s duties of good faith, loyalty or fair dealing.

You may terminate your employment with TeleNav at any time for any reason by notifying the Company. Likewise, TeleNav may terminate your employment at any time for any reason, with or without cause or advance notice. TeleNav also retains the sole discretion to make all other decisions regarding your employment (e.g., transfers, demotions, job assignments, compensation and the like) with or without cause. Your “at will” relationship with the Company cannot be changed except in writing signed by the Company CEO.

In the event that the Chief Financial Officer as of the date of this retention letter remains in such role as of the one year anniversary of this letter, you and TeleNav agree to renegotiate this retention letter to your and TeleNav’s satisfaction. If you have not become CFO by the earlier to occur of the termination of the existing Chief Financial Officer’s employment or the one year anniversary of the date of this retention letter, this retention letter will be of no further force or effect.

If you wish to accept the retention proposal from the Company under the terms described above, please sign and date this letter, and return it to the Company by the close of business, Friday March 30, 2012.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

By:	/s/ HP Jin	/s/ Douglas S. Miller
	HP Jin	Douglas S. Miller
	CEO	CFO
	TeleNav, Inc.	TeleNav, Inc.

Accepted:	/s/ Michael W. Strambi	Date:	March 28, 2012
Michael W. Strambi